Exhibit 99.1

News Release

UTi Announces Agreement to be Acquired by DSV in Transaction Valued at $1.35 Billion

Transaction Price Represents Substantial Premium for UTi's Ordinary Shareholders and a
Strong Value Proposition for Clients

LONG BEACH, Calif., Oct. 9, 2015 (GLOBE NEWSWIRE) -- UTi Worldwide Inc. (Nasdaq:UTIW) ("UTi," "the Company"), a global supply chain services and solutions provider, today announced it has entered into a definitive agreement to be acquired by DSV for $7.10 in cash per ordinary share. This represents a 34% premium over the 30-day volume weighted average trading price for the ordinary shares and a 50% premium relative to UTi's closing trading price on October 8, 2015. The transaction, which was unanimously approved by both UTi and DSV's Boards of Directors, is valued at approximately $1.35 billion.

Ed Feitzinger, Chief Executive Officer of UTi, stated, "We are very excited to be joining forces with DSV, which we believe will strengthen our value proposition to our clients, while providing a meaningful cash premium to the holders of our ordinary shares relative to the recent trading prices. For our clients and employees, the potential combination of our two businesses has a strong cultural fit, aligned strategy, and a complementary client base and geographic footprint. We have the opportunity to draw on the current strengths and scale of both companies to bring solutions to our clients that we could not have delivered on our own. We believe that the $7.10 cash price to holders of our ordinary shares provided by this strategic combination is the best available outcome for ordinary shareholders while allowing us to develop with DSV a nimble, efficient, and comprehensive service offering for our clients."

Roger MacFarlane, Chairman of the UTi Board of Directors and a co-founder of the Company, added, "After careful consideration of our strategic alternatives, we believe this combination appropriately recognizes the value of UTi's customer and supplier relationships, while providing holders of our ordinary shares with a meaningful cash premium to the recent stock price. This transaction represents an exciting new chapter for UTi."

Kurt K. Larsen, Chairman of the Board of Directors of DSV, added, "This is a great step for both UTi and DSV. I know that the combined business and workforce will reach new levels together – we will create a stronger company with an expansive footprint in the 3PL space and an exciting value proposition for our customers. We look forward to joining forces and welcoming our new colleagues from UTi to DSV."

The acquisition is expected to be completed between January 1, 2016 and March 31, 2016, and is subject to approval by UTi shareholders, as well as the satisfaction of customary closing conditions and regulatory approvals. The transaction has fully committed financing and is not subject to any condition with regard to the financing.

Morgan Stanley & Co. LLC is serving as financial advisor to UTi in connection with the transaction. Cravath, Swaine & Moore LLP is serving as legal advisor to the Company in connection with the transaction.

About DSV

DSV, headquartered in Denmark, is a global supplier of transport and logistics services with 530 offices and 130 logistics facilities in 75 countries. DSV's 23,000 employees deliver services within global air and sea freight, European road freight and contract logistics. DSV recorded annual revenue of USD 8.7 billion in 2014. DSV is publicly listed on the NASDAQ Copenhagen Stock Exchange in Denmark. For more information, please visit www.dsv.com.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the energy and mining, retail, apparel, chemical, automotive, pharmaceutical and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its clients' supply chains.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed transaction involving DSV A/S ("DSV") and the Company will be submitted to the Company's shareholders for their consideration. In connection with the proposed transaction, the Company intends to file relevant materials with the Securities and Exchange Commission ("SEC"), including the Company's proxy statement in preliminary and definitive form, and the Company will mail the definitive proxy statement to its shareholders. This communication is not intended to be, and is not, a substitute for such filings or for any other document that DSV or the Company may file with the SEC in connection with the proposed transaction. SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT, CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available) and any other documents filed or furnished by DSV or the Company with the SEC may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from the Company by going to its investor relations page on its corporate web site at www.go2uti.com.

PARTICIPANTS IN THE SOLICITATION

DSV, the Company, their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the Company's directors and executive officers is set forth in its definitive proxy statement filed with the SEC on May 13, 2015. This document is available free of charge from the SEC and by going to the Company's investor relations page on its corporate web site at www.go2uti.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials DSV and the Company file with the SEC.

Cautionary note regarding forward-looking statements

This document includes forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among other things, these forward-looking statements may include statements regarding the proposed merger between the Company and DSV. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Factors that might cause or contribute to a material difference include, but are not limited to, the risks in the Company's filings with the Securities and Exchange Commission ("SEC"), including those listed in Item 1A "Risk Factors" in its annual report on Form 10-K relating to the fiscal year ended January 31, 2015 filed with the SEC, and the following: the Company has incurred losses for each of the last three fiscal years and during the three and six months ended July 31, 2015 and such losses are expected to continue; the Company's ability to achieve its adjusted EBITDA target for the 2016 fiscal year and for the 12 month period beginning August 1, 2015 is dependent on incremental net revenue growth in its freight forwarding business, which growth may not occur; the Company's ability to maintain sufficient liquidity and capital resources to fund its business and to generate sufficient cash to service its debts and other obligations; the Company's ability to refinance its indebtedness when it comes due, including near term maturities; the Company's ability to accurately predict its future business results and liquidity; risks associated with the Company's clients, including delays or the inability by such clients to pay the Company; the risk that the Company may not be able to achieve its expected working capital improvements; volatility with respect to global trade; global economic, political and market conditions and unrest, including those in Africa, Asia Pacific and Europe; volatile fuel costs; transportation capacity, pricing dynamics and the Company's ability to secure space on third party aircraft, ocean vessels and other modes of transportation; changes in interest and foreign exchange rates, particularly with respect to the South African rand and the Euro; material interruptions in transportation services; risks of international operations; risks that the carrying values of the Company's assets might be impaired; risks associated with, and the potential for penalties, fines, costs and expenses the Company may incur as a result of an investigation by the government of Brazil into the international air freight and air cargo transportation industry; risks of adverse legal judgments or other liabilities not limited by contract or covered by insurance; risks associated with the pending securities class action lawsuit and pending investigation by the SEC; the Company's ability to retain clients while facing increased competition; disruptions caused by epidemics, natural disasters, conflicts, strikes, wars and terrorism; the impact of changes in the Company's effective tax rates; the Company's ability to maintain effective disclosure controls and procedures and effective internal control over financial reporting; the other risks and uncertainties described herein and in the Company's other filings with the SEC; and other factors outside the Company's control. Other risks and uncertainties include the timing and likelihood of completion of the proposed merger between the Company and DSV, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed merger that could cause the parties to abandon the transaction; the possibility that the Company will not receive the required shareholder approvals; disruption from the proposed merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; the possibility that the proposed merger does not close, including due to the failure to satisfy the closing conditions; as well as more specific risks and uncertainties. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:  Rick Rodick
Chief Financial Officer
+1 562 552 9554
rrodick@go2uti.com

UTi Worldwide